FOR IMMEDIATE RELEASE
Aircastle Announces Transition from Voluntary SEC Reporting
STAMFORD, Conn., November 4, 2026-- Aircastle Limited (“Aircastle” or the “Company”) today announced that the Company intends to cease voluntarily filing reports with the U.S. Securities and Exchange Commission (the “SEC”).
Following the completion of Aircastle’s merger on March 27, 2020 with affiliates of Marubeni Corporation and Mizuho Leasing Company, Limited, Aircastle became a privately held company. The Company continued to file voluntary reports with the SEC, in part to satisfy reporting requirements under certain bond indentures. Following the repayment on May 13, 2026 of the remaining bonds whose indentures included those requirements, the voluntary filing requirements with the SEC ceased to apply.
Accordingly, Aircastle’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2026 is expected to be its final periodic report filed with the SEC.
Following the transition, Aircastle intends to continue providing investors with quarterly unaudited and annual audited U.S. GAAP financial statements, together with other financial and business information, through the investor information section of its website. The transition will principally change the form and method by which Aircastle reports and distributes financial information. The Company intends to provide investors with high-quality financial and business information.
Aircastle intends to file a Form 15 with the SEC on or about November 18, 2026, in connection with the cessation of its voluntary SEC reporting.
About Aircastle Limited
Aircastle Limited acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of August 31, 2026, Aircastle owned and managed 268 aircraft leased to 67 customers located in 42 countries.
Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed plans to cease reporting as a voluntary SEC filer. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our current plans and expectations and are subject to a number of factors that could lead to actual results being materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle's most recent Form 10-K and any subsequent filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.
Contacts:
Aircastle (Ireland) DAC, (US Branch)

Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203 550-8899
jconnelly@aircastle.com